Exhibit 10.1
August 2, 2011
Douglas M. Steenland
Re: Appointment to Travelport Boards of Directors
Dear Doug:
This Letter will set forth the terms of your service on the Boards of Directors (collectively, the “Boards”) of TDS Investor (Cayman) G.P. Ltd. (“TDS Cayman”), Travelport Worldwide Limited (“Travelport Worldwide”), Travelport Holdings Limited (“Travelport Holdings”) and Travelport Limited (“Travelport Limited”), (Travelport Limited, Travelport Holdings, Travelport Worldwide and TDS Cayman, collectively “Travelport” or the “Company”), effective August 2, 2011 (the “Effective Date”) or such later date as set forth in the relevant approvals.
Term. You have agreed to serve on the Boards on the terms set forth herein. Unless earlier terminated in accordance with this Letter, this arrangement shall be until August 1, 2012, but shall automatically renew on a yearly basis thereafter until terminated by you or the Company pursuant to the terms set forth in this Letter.
Fee. We anticipate that you will spend not less than two days per month on work for the Company, including attending regularly scheduled meetings of the Boards and any committees thereof (e.g. the regularly scheduled quarterly meetings of the Board of Travelport Limited) as well as other duties normally required of non-executive directors. You will be entitled, during the continuance of your appointment, to a fee for your services as a director as determined by the shareholders in accordance with the bye-laws of the Company from time to time (the “Fee”). The annual Fee is $250,000, to be paid quarterly in arrears by Travelport Limited. You will receive a pro-rata fee for the third quarter of 2011, i.e. from the Effective Date to September 30, 2011. The Fee will be reviewed as determined in accordance with the constitutional documents of the Company from time to time. This Letter, and the Fee under it, shall also cover your service as a member of the Audit, Compensation and Executive Committees of Travelport Limited.
Independent Contractor. You acknowledge and agree that you will be an independent contractor and not an employee of the Company or their affiliates. The Company and their affiliates shall provide no worker’s compensation, health or accident insurance to cover you. The Company and their affiliates shall not pay contributions to social security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits that might be expected in an employer-employee relationship.
Prior Agreements. You represent and affirm that you do not have any non-competition, confidentiality, restrictive covenant or other similar agreement or contract that will or may restrict or limit in any way your ability to perform the duties on the Boards, and that the Company’s offer to serve on the Boards is contingent upon this representation by you.
Expenses. Travelport Limited shall reimburse you for all reasonable and properly documented expenses that you incur in performing your duties pursuant to this Letter.

Termination. In the event that your services on the Boards are no longer needed, you will be notified by us in writing of the date on which your appointments will terminate (the “Termination Date”). In the event of a notification of a Termination Date, Travelport Limited shall pay you any pro-rata fee for the period up to the Termination Date, plus any unpaid fee for the prior quarter of service. You may terminate your appointment by notifying the Company in writing of the date will cease to be a director on the Boards (also the “Termination Date”), in which case Travelport Limited shall pay you any pro-rata fee for the period up to the Termination Date, plus any unpaid fee for the prior quarter of service. In the event of a termination by you or the Company, Travelport Limited shall also reimburse you for all reasonable and properly documented expenses that you have incurred in performing your duties pursuant to this Letter through the Termination Date.
Corporate Governance. You acknowledge and agree that the powers and duties of a Director of the Company are set out in the Company’s bye-laws or articles, as the case may be, and are also imposed by applicable law and that apart from his statutory duties, the Director is also subject to a fiduciary duty to exercise his powers in good faith and in a manner most likely to promote the best interests of the Company. You will also be required to avoid conflicts of interest during your services to the Company and to adhere to Travelport’s Securities Trading Policy.
If you agree with the terms of this Letter, please would you countersign below the enclosed copy of this Letter and return it to me to indicate your agreement with this Letter. Please do not hesitate to contact me with any questions or if I may assist you in any way.
Very truly yours,
TDS Investor (Cayman) G.P. Ltd.

/s/ Eric J. Bock
By: Eric J. Bock
Its: Executive Vice President, Chief Administrative Officer and General Counsel

Travelport Holdings Limited

/s/ Eric J. Bock
By: Eric J. Bock
Its: Executive Vice President, Chief Administrative Officer and General Counsel

Travelport Worldwide Limited

/s/ Eric J. Bock
By: Eric J. Bock
Its: Executive Vice President, Chief Administrative Officer and General Counsel

Travelport Limited

/s/ Eric J. Bock
By: Eric J. Bock
Its: Executive Vice President, Chief Administrative Officer and General Counsel

Acknowledged and agreed:

/s/ Douglas M. Steenland
Douglas M. Steenland
Date:

cc:	Jeff Clarke, Executive Chairman
Gordon Wilson, President and CEO
Lee Golding, EVP and Chief Human Resources Officer